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                                                                    Exhibit 10.4

                        SETTLEMENT AGREEMENT AND RELEASE
                        --------------------------------

        1. PARTIES. The parties to this Settlement Agreement and Release (the "Agreement") are Paul V. Gorman Jr. ("Gorman") and Oglebay Norton Company ("Oglebay Norton"). This Agreement is binding on and inures to the benefit of Gorman's heirs, successors, and assigns. This Agreement releases Oglebay Norton as well as its successors, assigns, divisions, parents, related or affiliated companies, and any and all current or former officers, directors, shareholders, members, employees (including any and all management and supervisory employees), heirs, agents, and counsel (collectively "the Released Parties").

        2. CONSIDERATION. As consideration for the promises in this Agreement, Oglebay Norton agrees to continue to pay Gorman's base salary for twelve (12) months from the date of the termination of his employment. Gorman's base salary will be paid according to the Company's normal payroll schedule, and will be subject to the usual deductions and withholdings as required by law or as authorized by Gorman. Oglebay Norton agrees that for the twelve (12) months base salary payments continue to Gorman, such payments shall be considered as wages under the Oglebay Norton Company Pension Plan, the Incentive Savings Plan and the Employee Stock Ownership Plan (ESOP), and that Gorman shall continue in such programs, including Company paid Medical Insurance, Dental Insurance, and Life Insurance until the last base salary payment is made to Gorman. Continued medical coverage may thereafter be purchased by Gorman and/or his dependents pursuant to COBRA. As further consideration, Oglebay Norton agrees to pay Gorman a 1998 Performance Bonus in March 1999. Oglebay Norton and Gorman agree that the Performance Bonus shall be $35,100. Gorman's Performance Bonus will be subject to the usual deductions and withholdings required by law or as authorized by Gorman. Oglebay Norton further agrees to pay

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Gorman eight (8) days of accrued but unused vacation time. Oglebay Norton agrees that it will pay for outplacement services, as mutually agreed with Gorman, until such time as Gorman is re-employed.

      3. DEATH. In the event that Gorman dies prior to the last of the base salary payments specified under Paragraph 2 are paid, Oglebay Norton shall then make such remaining payments to Gorman's spouse, or if she predeceases him, to his estate.

      4. AGREEMENT. Gorman agrees to release and discharge forever the Released Parties from all causes of action, claims, demands, costs and expenses which he now has or may have from the beginning of time until the effective date of this Agreement, whether known or unknown, on account of his employment with Oglebay Norton. Gorman agrees to release and discharge all claims and demands including, but not limited to, any contract or tort claim, or any claim of discrimination on any basis including race, color, national origin, religion, sex, age, disability or handicap arising under any federal, state or local statute, ordinance, order, or law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss.621 et. seq., the Americans with Disabilities Act, 42U.S.C. ss.12101 et seq., and any analogous Ohio anti-discrimination statute or the common law of Ohio. Gorman further agrees that he is not a prevailing party for the purposes of the attorney fee provisions of Title VII, the Age Discrimination in Employment Act or any other statute or law and that he is solely responsible for the payment of his own attorney's fees and costs, if any.

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      6, ACKNOWLEDGMENTS. Gorman acknowledges that he has been advised to consult with his attorney before executing this Agreement. Gorman further acknowledges that he has had a reasonable period of time to read and consider this Agreement before executing it (at least 45 days, if needed). Gorman further acknowledges that the consideration given to him under this Agreement is in addition to anything of value to which he may already be entitled from Oglebay Norton.

      7, RECEIPT OF DOCUMENTS. Gorman acknowledges that he has received and had the opportunity to review Attachment A, which (1) identifies the individuals who are covered by the severance program; (2) sets forth the eligibility factors and time limits, if any, applicable to this severance program; and (3) lists the job titles and ages of all individuals eligible or selected for the severance program and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the severance program.

      8, NON-ADMISSION. Gorman acknowledges, agrees and represents that Oglebay Norton, in entering into this Agreement is not admitting to any liability or violation of the law, contract or other agreement and that no promise or inducement has been offered to Gorman except as set forth in this Agreement.

      9. CONFIDENTIALIIY. Gorman agrees to keep the fact of and the terms of this Agreement confidential and not to publicize, disclose or discuss its terms with any persons other than his counsel in this matter, his spouse, children, parents, siblings, tax advisors, or except as required by law. Gorman and Oglebay Norton agree that Gorman may disclose to a prospective employer that

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this Agreement exists but that Gorman may not disclose the terms of the
Agreement. Gorman and Oglebay Norton agree not to make or utter any disparaging remarks about the other.

        10. APPLICABLE LAW, This Agreement shall be governed by, interpreted under, and enforced in accordance with the laws of the State of Ohio.

        11. REVOCATION/CANCELLATION. Gorman may revoke and cancel this Agreement by providing written notice of revocation to Jeffrey S. Gray, Esq., Vice President Corporate Development and General Counsel, 1100 Superior Avenue, Cleveland, Ohio 44114, (216) 861-2399 (fax) which notice is received within seven (7) days after his execution of this Agreement. If he does so revoke, this Agreement will be null and void. This Agreement shall not become effective and enforceable until after the expiration of this 7-day revocation period, after such time, if there has been no revocation, the Agreement shall be fully effective and enforceable.

        12. FINAL AGREEMENT. All prior agreements and understandings, whether written or oral, between Gorman and Oglebay Norton are replaced and superseded by this Agreement and are no longer of any force and effect.

        13. SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforced.
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        14. COUNTERPARTS/EFFECTIVE DATE. This Agreement may be executed in counterparts which, when taken together, form the entire Agreement executed as of the latest date hereon.

AGREED TO:                                        WITNESS:

/s/ Paul V. Gorman, Jr.                  /s/ Deborah A. Nixon
------------------------------           ----------------------------------
Paul V. Gorman Jr.

Date:  August 6, 1998                    Date: August 6, 1998
     -------------------------                ------------------------------

Oglebay Norton Company

By: /s/ John Lauer                       /s/ R. F. Walk
-----------------------------            -----------------------------------

Its: Chairman, President & CEO

Date: August 5, 1998                     Date: August 5, 1998
    -------------------------                 ------------------------------


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